Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces Second Quarter Results
Torrance, California, September 5, 2007 — Virco Mfg. Corporation (NASDAQ: VIRC) today released its second quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:
As expected, strong order rates in spring and early summer translated into strong shipments and proportionately strong earnings during the second quarter. For the three months ended July 31, revenue increased 13%, from $78,595,000 to $88,931,000. Earnings for the period increased 48%, from $7,832,000 to $11,610,000. Through six months, revenue has increased 6%, from $113,110,000 to $120,053,000. Earnings through six months are up 89%, from $4,565,000 to $8,630,000. Here are the numbers:

	Three Months Ended		Six Months Ended
	7/31/2007	7/31/2006	7/31/2007	7/31/2006
	(In thousands, except share data)

Sales	$88,931	$78,595	$120,053	$113,110
Cost of sales	55,216	50,212	74,788	73,233

Gross margin	33,715	28,383	45,265	39,877
Selling, general, administrative & interest	21,725	20,431	36,255	35,192

Income before taxes	11,990	7,952	9,010	4,685
Income tax provision	380	120	380	120

Net Income	$11,610	$7,832	$8,630	$4,565

Net income per share — basic	$0.81	$0.58	$0.60	$0.34
Net income per share — diluted	$0.80	$0.58	$0.60	$0.34

Weighted average shares outstanding — basic	14,398	13,494	14,384	13,318

Weighted average shares outstanding — diluted	14,430	13,529	14,500	13,353

	7/31/2007	1/31/2007	7/31/2006
Current assets	$95,376	$60,032	$89,660
Non-current assets	54,967	56,245	60,732
Current liabilities	45,874	37,038	52,360
Non-current liabilities	46,807	30,361	48,820
Stockholders’ equity	57,662	48,878	49,212
Underlying these results are improvements in gross margin (up from 35.3% to 37.7%) and SG&A as a percent of sales (down from 31.1% to 30.2%), which together generated a pre-tax operating margin of 7.5% through six months. We’re encouraged by our ability to reap continued efficiency improvements on what remains rather modest volume, relative to our plant capacity.
In our 2006 Annual Report (read it at www.virco.com) we listed four important elements of Equipment for Educators™, the integrated market development program designed to fill this available capacity. We repeat those elements here because they are central to an appreciation of our future prospects:

1.	Equipment for Educators doubled the size of our addressable market from $400M to $800M and aligned it with the natural market of K-12 furniture, fixtures and equipment (FF&E).

2.	Our domestic factories are continuing to shift from cost neutrality to cost advantage as the all-in costs of global sourcing are realized.

3.	Our vertically integrated infrastructure provides essential performance advantages for the seasonal FF&E market.

4.	Value-added design in products and services is the key to low-cost organic growth.
With growth opportunities in our core market, a cost structure equal to or better than global alternatives, a track record of reliable delivery, and a full pipeline of internally developed new products, we’re well positioned to further lever our existing infrastructure. Capital expenditures remain substantially below annual depreciation, with the result that overhead as a percent of sales continues to decline while revenue itself expands.
This favorable trend is being driven by organic growth financed with internally generated cash flow and our existing line of credit with Wells Fargo Bank, not high-risk acquisitions. Given reasonable stability of key external factors — public school funding and raw material costs — we look forward to continued improvement in operating margins, free cash flow, and the eventual restoration of stock buybacks and a cash dividend.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10K for year ended January 31, 2007, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of Filing